Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of COMPASS Pathways plc of our report dated February 24, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in COMPASS Pathways plc’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ PricewaterhouseCoopers LLP
Reading, United Kingdom
August 4, 2022